Unaudited Accounts

for the Period 1 January 2019 to 30 June 2021

for

Property Investors Network Ltd

Independent Accountants' Review Report to the Director of
Property Investors Network Ltd

We have reviewed the financial statements of Property Investors Network Ltd for the period ended 30 June 2021, which comprise the Income Statement, Balance Sheet. The financial reporting framework that has been applied in their preparation is applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice), including Financial Reporting Standard 102 'The Financial Reporting Standard applicable in the UK and Republic of Ireland'.

This report is made solely to the company's director in accordance with our terms of engagement. Our review has been undertaken so that we might state to the director those matters that we have agreed with him in our engagement letter and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company's director for our work, for this report or the conclusions we have formed.

Director's responsibility for the financial statements

As explained more fully in the Director's Responsibilities Statement set out in our Audited Accounts for the year ended 31st December 2020, the director is responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view.

Accountants' responsibility

Our responsibility is to express a conclusion based on our review of the financial statements. We conducted our review in accordance with International Standard on Review Engagements (ISRE) 2400 (Revised), 'Engagements to review historical financial statements' and ICAEW Technical Release TECH 09/13AAF 'Assurance review engagements on historical financial statements'. ISRE 2400 also requires us to comply with the ICAEW Code of Ethics.

Scope of the assurance review

A review of financial statements in accordance with ISRE 2400 (Revised) is a limited assurance engagement. We have performed additional procedures to those required under a compilation engagement. These primarily consist of making enquiries of management and others within the entity, as appropriate, applying analytical procedures and evaluating the evidence obtained. The procedures performed in a review are substantially less than those performed in an audit conducted in accordance with International Standards on Auditing (UK and Ireland). Accordingly, we do not express an audit opinion on these financial statements.

Conclusion

Based on our review, nothing has come to our attention that causes us to believe that the financial statements have not been prepared:

- so as to give a true and fair view of the state of the company's affairs as at 30 June 2021 and of its profit for the period then ended;
- in accordance with United Kingdom Generally Accepted Accounting Practice; and
- in accordance with the requirements of the Companies Act 2006.

SKS Bailey Group Ltd

SKS Bailey Group Limited
Yoden House
30 Yoden Way
Peterlee
Co. Durham
SR8 1AL

Date: 23/12/21

Property Investors Network Ltd

Income Statement
for the Period 1 January 2019 to 30 June 2021

	6 mths to 30 June2021 £	12 mths to 31 Dec 2020 £	6 mths to 30 June 2020 £	12 mths to 31 Dec 2019 £
Turnover				
Sales	657,182	167,140	106,922	297,785
Contracts	101,634	408,571	240,257	69,565
Mastermind Principles Ltd commission	-	-	-	193,600
Other commissions	-	-	-	35,946
Host trainings	5,000	-	(2,814)	10,922
	763,816	575,711	344,365	607,818
Cost of sales				
Purchases	-	29,288	30,413	57,011
Sales partner commission	291,534	-	-	-
Pin meeting commission	27,483	45,272	27,450	134,033
Prize draws	-	6,251	6,251	14,201
Sub contractors	20,716	14,975	27,019	36,846
Carriage	-	178	-	-
Workbooks & stationery	-	11,349	5,990	1,702
	339,733	107,313	97,123	243,793
GROSS PROFIT	424,083	468,398	247,242	364,025
Expenditure				
Wages	19,375	32,240	11,547	48,732
JRS grant	-	(3,350)	-	-
Pensions	506	1,160	866	1,101
Staff training & welfare	148	105	59	244
Rates and water	6,000	12,073	6,073	12,157
Telephone	90	205	115	342
Post and stationery	520	1,415	367	5,246
Advertising	13,816	29,285	8,480	11,809
Travelling	43	1,414	1,112	3,412
Computer costs	7,136	2,410	9,975	7,500
Sundry expenses	27	228	86	510
Management fees	-	-	-	580,000
Accountancy	1,183	1,500	(783)	2,232
Legal and professional fees	-	34,538	-	13,616
Donations	-	-	-	30
Depreciation of tangible fixed assets				
Fixtures and fittings	-	1	-	-
Computer equipment	141	418	-	625
	48,985	113,642	37,897	687,556

Property Investors Network Ltd

Income Statement
for the Period 1 January 2019 to 30 June 2021

	6 mths to 30 June2021 £	12 mths to 31 Dec 2020 £	6 mths to 30 June 2020 £	12 mths to 31 Dec 2019 £
Finance costs				
Bank charges	264	6,720	302	8,705
Non bank interest on loan	2,249	27,830	13,915	11,498
No description	-	-	-	703
Interest payable	200	-	-	-
	2,713	34,550	14,217	20,906
Total overheads	51,698	148,192	52,114	708,462
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION	372,385	320,206	195,128	(344,437)
Corporation Tax	70,753	-	-	-
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION	301,632	320,206	195,128	(344,437)

Property Investors Network Ltd (Registered number: 08166332)

Balance Sheet
30 June 2021

	6 mths to 30 June2021 £	12 mths to 31 Dec 2020 £	6 mths to 30 June 2020 £	12 mths to 31 Dec 2019 £
FIXED ASSETS				
Fixtures and fittings	-	-	1	1
Computer equipment	708	849	1,267	1,267
	708	849	1,268	1,268
CURRENT ASSETS				
Trade debtors	79,199	18,401	16,805	15,151
Other debtors	-	1,747	-	3,103
Amounts due from BG2 Ltd	50,000	50,000	50,000	50,000
Amounts due from Mastermind PL	698,730	398,777	341,912	128,994
Prepayments and accrued income	-	7,364	-	-
Cash in hand	154	154	154	154
Bank account no. 1	23,693	7,792	15,063	25,728
	851,776	484,235	423,934	223,130
CURRENT LIABILITIES				
Trade creditors	(4,822)	(9,384)	(14,647)	(15,657)
VAT	(59,047)	(13,659)	(23,905)	(26,551)
Corporation tax	(70,753)	-	(16,528)	(16,528)
Social security and other tax	(822)	(2,351)	68	(446)
Other creditors	-	(36,315)	(24,850)	(26,647)
Accrued expenses	(3,000)	(3,000)	(14,632)	(1,500)
Directors' current accounts	(748)	(748)	-	-
	139,192	65,457	94,494	87,3291
LONG TERM LIABILITIES				
Other creditors	-	7,034	43,193	94,682
Other creditors	49,067	50,000	50,000	-
	49,067	57,034	93,193	94,682
	664,225	362,593	237,515	42,387
CAPITAL AND RESERVES				
Called up share capital	5	5	5	5
Profit and loss account	664,220	362,588	237,510	42,382
	664,225	362,593	237,515	42,387